REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON INTERNAL CONTROL

Board of Trustees and Shareholders
Matthews Asian Fund
San Francisco, California

In planning and performing our audits of the financial statements of the Matthews Pacific Tigers Fund, Matthews Asian Growth & Income Fund, Matthews Korea Fund, Matthews China Fund, Matthews Japan Fund, and Matthews Asian Technology Fund, each a series of shares of Matthews Asian Funds, for the year ended August 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and
maintaining internal control.   In fulfilling this
responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of
controls.   Generally, controls that are relevant to an audit
pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the
United States of America.   Those controls include the
safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute
of Certified Public Accountants.   A material weakness is a
condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing
their assigned functions.   However, we noted no matters
involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of August 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of Matthew Asian Funds and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
October 2, 2003